EXHIBIT 23. 3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Digital Brands Group, Inc.:

We consent to the use in this Current Report on Form 8-K of Digital Brands Group, Inc. of our report dated September 2, 2021, with respect to the balance sheet of Mosbest, LLC, dba Stateside, as of December 31, 2020, and the related statements of operations, member's equity, and cash flows for the year ended December 31, 2020 and the related notes.

/s/ ArmaninoLLP
Los Angeles, California

August 2, 2022